                         FIFTH AMENDMENT TO RETAIL FUND
                             PARTICIPATION AGREEMENT

                                      * * *

     This Fifth Amendment to Retail Fund Participation Agreement (the "AMENDMENT") is entered into as of January 1, 2016, by and among Hartford Life Insurance Company ("HLIC") acting through its Administrator and attorney-in-fact, Massachusetts Mutual Life Insurance Company (MASSMUTUAL), Hartford Securities Distribution Company, Inc. ("HSD") (HLIC and HSD are collectively referred to as "SERVICE PROVIDER"), Lord Abbett Distributor LLC, and each of the investment companies comprising the Lord Abbett Family of Funds, including each separate investment portfolio, whether existing at the date of this Agreement or established subsequent thereto (each a "FUND," and collectively, the "FUNDS").

     WHEREAS, the parties have entered into a Retail Fund Participation Agreement dated September 6, 2001, as amended April 1, 2007, October 1, 2007, October 31, 2009, and May 1, 2015 (the "AGREEMENT"), in connection with facilitating the purchase and redemption of shares of the Funds through the Contracts issued by HLIC for the benefit of defined contribution and other qualified employee retirement and/or benefit plans ("PLANS") and the provision of certain recordkeeping services to such Plans;

     WHEREAS, pursuant to a purchase and sale agreement, dated September 4, 2012 (the "RPG Division Sale Agreement"), MassMutual acquired HLIC's retirement plans group ("RPG") business on January 1, 2013 by means of certain reinsurance, administrative and other arrangements; and

     WHEREAS, in connection with MassMutual's acquisition of the RPG business, and pursuant to an Administrative Services Agreement between HLIC and MassMutual dated January 1, 2013, HLIC appointed MassMutual to act as its exclusive agent and in its name as attorney-in-fact to provide all required, necessary and appropriate administrative and other services with respect to the Contracts and Separate Accounts that are part of the RPG business; and

     WHEREAS, the parties now desire to amend the Agreement to modify the share classes and fees payable thereunder; and

     WHEREAS, unless otherwise defined herein, capitalized terms used herein have the same meaning as in the Agreement.

     NOW THEREFORE, in consideration of the promises and mutual covenants expressed herein, and pursuant to Section 10.8 of the Agreement, the parties agree to amend the Agreement as follows:

     1. Schedule B to the Agreement is hereby deleted in its entirety and replaced with the attached new Schedule B.

     2. In the event of any inconsistencies between the Agreement and the Amendment, the terms of the Amendment shall govern.

     3. All other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused the Amendment to be executed as of the date first above written.


LORD ABBETT FAMILY OF FUNDS            HARTFORD LIFE INSURANCE COMPANY
                                       BY ITS, ADMINISTRATOR, MASSACHUSETTS MUTUAL LIFE
                                       INSURANCE COMPANY

By:  /s/ Lawrence H. Kaplan            By:    /s/ Brian Haendiges
     -------------------------                ----------------------------------
     Lawrence H. Kaplan                Name:  Brian Haendiges
     Vice President and Secretary      Title: Senior Vice President


LORD ABBETT DISTRIBUTOR LLC,           HARTFORD SECURITIES DISTRIBUTION
by its Managing Member, Lord,          COMPANY, INC.
Abbett & Co. LLC


By:  /s/ Lawrence H. Kaplan            By:    /s/ Chris Conner
     -------------------------                ----------------------------------
     Lawrence H. Kaplan                Name:  Chris Conner
     Member                                   ----------------------------------
                                       Title: CCO
                                              ----------------------------------

                                   SCHEDULE B

In consideration of the Services provided by, or on behalf of, Service Provider under the Agreement:

     - The Funds agree to pay HLIC Administration Fees at the below annual rate based on the average daily net asset value of the respective Shares held by HLIC's Separate Account(s).

     - The Underwriter agrees to pay HLIC Shareholder Services Fees at the below annual rate based on the average daily net asset value of the respective Shares held by HLIC's Separate Account(s).

     - The Underwriter agrees to pay HSD Distribution Fees at the below annual rate based on the average daily net asset value of the respective Shares held by HLIC's Separate Account(s).

Administration Fees, Shareholder Services Fees, and Distribution Fees shall be paid by the Funds and Underwriter, as applicable, within thirty (30) days after the end of each quarter.

                      ADMINISTRATION     SHAREHOLDER SERVICE     DISTRIBUTION FEES
                     FEES (PAYABLE BY      FEES (PAYABLE BY       (PAYABLE BY THE
PORTFOLIO               THE FUNDS)         THE UNDERWRITER)         UNDERWRITER)
------------------  ------------------   -------------------     -----------------
CLASS A SHARES*                   0.25%                 0.25%**               0.00%
CLASS I SHARES*                   0.10%                 0.00%                 0.00%
CLASS P SHARES*                   0.25%                 0.25%                 0.20%
CLASS R2 SHARES                   0.25%                 0.25%                 0.35%
CLASS R3 SHARES                   0.25%                 0.25%                 0.25%
CLASS R4 SHARES                   0.25%                 0.25%                 0.00%
CLASS R5 SHARES                   0.10%                 0.00%                 0.00%
CLASS R6 SHARES                   0.00%                 0.00%                 0.00%

----------
**This fee may be reduced for certain Funds in accordance with the Prospectus or other information made available by the Underwriter.

**Class P Shares are closed to new retirement plans. Class A and Class I shares shall be closed to new retirement plans effective January 1, 2016.